Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group Reports
Fourth Quarter and Year-End Financial Results

McKINNEY, Texas, February 3, 2015 /GlobeNewswire/ -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income available to common shareholders of $10.0 million, or $0.59 per diluted share, for the quarter ended December 31, 2014 compared to $8.9 million, or $0.54 per diluted share, for the quarter ended September 30, 2014 and $4.3 million, or $0.35 per diluted share, for the quarter ended December 31, 2013.

For the year ended December 31, 2014, the Company reported net income available to common shareholders of $28.8 million compared to net income of $19.8 million (pro forma after tax net income of $16.2 million) for the year ended December 31, 2013.

Highlights

•
Core earnings were $10.9 million, or $0.64 per diluted share, for the quarter ended December 31, 2014 compared to $9.5 million, or $0.58 per diluted share, for the quarter ended September 30, 2014 and to $4.9 million, or $0.40 per diluted share, for the quarter ended December 31, 2013.

•	Loans held for investment grew organically at an annual rate of 15.8% in the fourth quarter.

•
Asset quality remains strong, as reflected by a nonperforming assets to total assets ratio of 0.36% and a nonperforming loans to total loans ratio of 0.32% at December 31, 2014. Net charge offs were 0.01% annualized for the fourth quarter.

•	Core efficiency ratio continued to improve to 55.85% for the quarter ended December 31, 2014.

•	Closed the Houston City Bancshares acquisition on October 1, 2014 and successfully completed the operational conversion prior to year-end.

Independent Bank Group Chairman and Chief Executive Officer, David Brooks said, “This was another strong year for Independent Bank Group. In our first full year of being a public company, we experienced continued organic loan growth, had solid earnings and advanced our acquisition strategy by successfully closing and integrating three transactions. We remain focused on maintaining strong credit quality. We have evaluated our energy credits and particularly those that are most challenged by lower commodity prices and remain in close contact to confirm they have the appropriate measures in place to manage through the current environment. We also believe that the Texas economy is broader and more diverse than in past cycles. We remain optimistic about 2015 and the coming years."

Net Interest Income

•
Net interest income was $38.2 million for fourth quarter 2014 compared to $32.4 million for third quarter 2014 and $20.0 million for fourth quarter 2013. The increase in net interest income from the linked quarter was primarily due to increased average loan balances resulting from organic loan growth as well as loans acquired in the Houston City Bancshares acquisition. The increase from the previous year is also due to increased average balances resulting from organic loan growth as well as growth from the loans acquired in the Live Oak Financial Corp., BOH Holdings and Houston City Bancshares acquisitions.

•
Net interest margin was 4.28% for fourth quarter 2014 compared to 4.04% for third quarter 2014 and 4.23% for fourth quarter 2013. The increases from the linked quarter and the prior year are due to higher yields on loans acquired in the HCB transaction, increased accretion from acquired loans (9 basis points) and higher prepayment fees recognized than in previous periods.

•
The yield on interest-earning assets was 4.82% for fourth quarter 2014 compared to 4.60% for third quarter 2014 and 4.84% for fourth quarter 2013. The increase from the linked quarter was primarily due to loans acquired in the Houston City Bancshares transaction, which carried an overall higher average yield and an increase in acquired loan accretion. The decrease from the prior year is primarily as a result of competitive pricing on loans in our markets over the entire year partially offset by an increase in loan accretion and early payment fees.

•
The cost of interest bearing liabilities, including borrowings, was 0.71% for fourth quarter 2014 compared to 0.73% for third quarter 2014 and 0.76% for fourth quarter 2014. The decrease from the linked quarter and prior year is due to a decrease in the cost of deposits and FHLB advances.

•
The average balance of total interest-earning assets grew by $349.1 million, or 11.0%, from the third quarter 2014 and totaled $3.536 billion compared to $3.187 billion at September 30, 2014 and compared to $1.872 billion at December 31, 2013. This increase from third quarter is primarily due to organic loan growth as well as loans acquired in the Houston City Bancshares transaction. The increase from December 2013 is also due to the other two closed acquisitions during 2014 in addition to the Houston City Bancshares transaction as well as organic growth during that period.

Noninterest Income

•	Total noninterest income decreased $249 thousand compared to third quarter 2014 and increased $549 thousand compared to fourth quarter 2013.

•
The decrease from the third quarter reflects a decline from higher non interest income recognized in the third quarter resulting from a one time sale of a $12.0 million SBA loan portfolio in August of 2014, which had a gain of $1.078 million. The decrease from the third quarter was offset by a $362 thousand gain on sale of securities and an increase in service charge income of $263 in the fourth quarter.

•
The increase in noninterest income compared to fourth quarter 2013 is partially due to overall increased accounts and activity resulting in increases to service charge income of $560 thousand, $553 thousand in mortgage fee income, $174 thousand in BOLI income and $200 thousand in other noninterest income. In addition, there was a $362 thousand gain on sale of securities in the fourth quarter 2014 with no gain recognized in the same quarter prior year. Offsetting these increases was a $1.3 million gain recognized in the fourth quarter of 2013 that relates to the sale of the remaining Adriatica property.

Noninterest Expense

•	Total noninterest expense increased $2.8 million compared to third quarter 2014 and increased $9.2 million compared to fourth quarter 2013.

•
The increase in noninterest expense compared to third quarter 2014 is due primarily to an increase of $2.0 million in salaries and benefits, $615 thousand in occupancy expenses, $188 thousand in data processing expense, $125 thousand in FDIC assessment and $369 thousand in acquisition-related expenses, all of which are due to the Houston City Bancshares acquisition, which closed October 1, 2014. These increases were offset by decreases of $148 thousand in OREO expenses and $437 thousand in other non-interest expenses.

•
The increase in noninterest expense compared to the prior year period is primarily related to increases in compensation, occupancy, professional fees and other general noninterest expenses resulting from completed acquisitions since that period. These increases were offset by a decrease in IBG Adriatica expenses and other real estate owned expenses.

Provision for Loan Losses

•
Provision for loan loss expense was $1.8 million for the fourth quarter, an increase of $775 thousand compared to $976 thousand for third quarter 2014 and an increase of $868 thousand compared to $883 thousand during fourth quarter 2013. The changes in provision expense are directly related to organic loan growth in the respective quarter and a prudent recognition of the current energy environment.

•
The allowance for loan losses was $18.6 million, or 0.58% of total loans, respectively, at December 31, 2014, compared to $16.8 million, or 0.58% of total loans, respectively, at September 30, 2014, and compared to $14.0 million, or 0.81% of total loans, respectively, at December 31, 2013. The decreases in the allowance ratio to total loans from prior year are due to the acquired loans in the Collin Bank, Live Oak Financial Corp., BOH Holdings and Houston City Bancshares transactions being recorded at fair value.

•
As noted, loans acquired in the Collin Bank, Live Oak Financial Corp., BOH Holdings and Houston City Bancshares transactions do not have an allocated allowance for loan losses as of the date of acquisition. Rather, those loans were initially recorded at an estimated fair value to reflect the probability of losses on those loans as of the acquisition date, with adjustments to the allowance for these loans only related to any subsequent declining conditions.

Income Taxes

•
Federal income tax expense of $5.4 million was recorded for the quarter ended December 31, 2014, an effective rate of 34.7% compared to tax expense of $4.5 million and an effective rate of 33.6% for the quarter ended September 30, 2014 and tax expense of $2.5 million and an effective rate of 36.8% for the quarter ended December 31, 2013. The increase in the historical effective tax rates during the fourth quarter of each respective year is primarily related to legal and professional fees associated with facilitating acquisitions that are not deductible for federal income tax purposes.

Year-End 2014 Balance Sheet Highlights:

Loans

•
Total loans held for investment were $3.201 billion at December 31, 2014 compared to $2.891 billion at September 30, 2014 and compared to $1.723 billion at December 31, 2013. This represented a 10.7% increase from the previous quarter (approximately 4.0% of which was organic growth) and an 85.8% increase over the same quarter in 2013. Organic growth for year ended December 31, 2014 totaled $427 million. The Company acquired approximately $71 million in loans during the first quarter, $785 million in loans during the second quarter and $195 million in the fourth quarter related to the Live Oak, BOH Holdings and Houston City Bancshares acquisitions, respectively.

•	Since December 31, 2013 loan growth has been centered in commercial real estate loans ($607 million), C&I loans ($431 million) and in commercial and single family construction loans ($260 million).

•
The C&I portfolio as of December 31, 2014 was $672.1 million (21% of total loans) versus $241.2 million (14% of total loans) at December 31, 2013. The energy portfolio was $231.7 million (7.2% of total loans) at December 31, 2014 made up of 30 credits and 28 relationships. All energy related loans are secured and only one credit with a balance of $4.4 million was classified as of December 31,

2014. Oil field service related loans, which were obtained through acquisitions, represented an additional $27 million (0.8%) at December 31, 2014. All energy related credits are being closely monitored and the Company is in close contact with energy borrowers to maintain a real time understanding of these borrowers’ financial condition and ability to positively respond to dynamic market conditions.

Asset Quality

•
Total nonperforming assets increased to $14.9 million, or 0.36% of total assets at December 31, 2014 from $12.5 million, or 0.33% of total assets at September 30, 2014 and from $12.5 million, or 0.58% of total assets at December 31, 2013. Two branches with a total value of $2.0 million acquired in the Houston City Bancshares transaction were closed in the fourth quarter and transferred to other real estate owned as the company does not intend to operate out of these locations and has them for sale.

•
Total nonperforming loans increased to $10.1 million, or 0.32% of total loans at December 31, 2014 compared to $8.4 million, or 0.29% of total loans at September 30, 2014 and to $9.2 million, or 0.53% of total loans at December 31, 2013.

Deposits and Borrowings

•	Total deposits were $3.250 billion at December 31, 2014 compared to $2.814 billion at September 30, 2014 and compared to $1.710 billion at December 31, 2013.

•	Non interest bearing deposits have increased from 17.7% of total deposits at December 31, 2013 to 25.2% at December 31, 2014.

•
The average cost of interest bearing deposits decreased to 0.45% for the fourth quarter compared to 0.49% for the third quarter 2014 and decreased by nine basis points compared to 0.54% during the fourth quarter 2013.

•
Total borrowings (other than junior subordinated debentures) were $306.1 million at December 31, 2014, a decrease of $96.2 million from September 30, 2014 and an increase of $110.9 million from December 31, 2013. The decrease from the linked quarter is due to the maturity of $75 million in short-term borrowings and two other longer-term FHLB advances that matured in the fourth quarter. The majority of the increase from the same quarter last year reflects FHLB advances assumed in the BOH Holdings transaction with remaining balances totaling approximately $20.0 million as well as the issuance of $65 million in subordinated debt in July 2014.

Capital

•
The tangible common equity to tangible assets and the Tier 1 capital to average assets ratios were 7.07% and 8.15%, respectively, at December 31, 2014 compared to 7.32% and 8.50%, respectively, at September 30, 2014 and 9.21% and 10.71%, respectively, at December 31, 2013. The total stockholders’ equity to total assets ratio was 13.09%, 13.35% and 10.80% at December 31, 2014, September 30, 2014 and December 31, 2013, respectively.

•
Total capital to risk weighted assets decreased to 12.59% at December 31, 2014 compared to 13.36% at September 30, 2014 and 13.83% at December 31, 2013 due to organic growth and growth through the acquisitions completed during the year.

•
Book value and tangible book value per common share were $30.35 and $16.15, respectively, at December 31, 2014 compared to $29.10 and $15.78, respectively, at September 30, 2014 and $18.96 and $15.89, respectively, at December 31, 2013.

•
Return on tangible equity (on an annualized basis) was 14.08% for the fourth quarter 2014 compared to 14.32% and 9.00% for the third quarter 2014 and fourth quarter 2013, respectively. The fourth quarter return is impacted by stock issued in the Houston City Bancshares transaction.

•
Return on average assets and return on average equity (on an annualized basis) were 0.97% and 7.65%, respectively, for fourth quarter 2014 compared to 0.95% and 7.60%, respectively, for third quarter 2014 and 0.83% and 7.61%, respectively, for fourth quarter 2013.

Other Matters

On January 23, 2015, the Company announced the establishment of a stock repurchase program providing for the repurchase of up to $30 million of its common stock. The timing and amount of any share repurchases will depend on a variety of factors, including the trading price of the Company’s common stock, securities laws restrictions including but not limited to compliance with blackout periods, regulatory requirements, potential alternative uses for capital, and market and economic conditions. There is no minimum amount required to be purchased under the repurchase program. The repurchase program is authorized to continue through December 31, 2015.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates 39 banking offices in three market regions located in the Dallas/Fort Worth, Austin and Houston, Texas areas.

Conference Call

A conference call covering Independent Bank Group’s fourth quarter earnings announcement will be held today, Tuesday, February 3, at 8:30 a.m. (EDT) and can be accessed by calling 1-877-303-7611 and by identifying the conference ID number 55414412. A recording of the conference call will be available from February 3, 2015 through February 10, 2015 by accessing our website, www.ibtx.com.

Forward-Looking Statements

The numbers as of and for the year ended December 31, 2014 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of Independent Bank Group or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on Independent Bank Group’s current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Independent Bank Group’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact; (2) volatility and disruption in national and international financial markets; (3) government intervention in the U.S. financial system, whether through changes in the discount rate or money supply or otherwise; (4) changes in the level of non-performing assets and charge-offs; (5) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (6) adverse conditions in the securities markets that lead to impairment in the value of securities in our investment portfolio; (7) inflation, deflation, changes in market interest rates, developments in the securities market, and monetary fluctuations; (8) the timely development and acceptance of new products and services and perceived overall value of these products and services by customers; (9) changes in consumer spending, borrowings, and savings habits; (10) technological changes; (11) the ability to increase market share and control expenses; (12) changes in the competitive environment among banks, bank holding companies, and other financial service providers; (13) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which we and our subsidiaries must comply; (14) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters; (15) the costs and effects of legal and regulatory developments including the resolution of legal proceedings; and (16) our success at managing the risks involved in the foregoing items and (17) the other factors that are described in the Company’s Annual Report on Form 10-K filed on March 27, 2014, the Company's Form 10-Q for the third quarter 2014 filed on November 4, 2014, the Company's Prospectus filed pursuant to Rule 424 on July 18, 2014 and the Company's Amendment No. 1 to Form S-4 Registration Statement filed on August 5, 2014 under the heading “Risk Factors” and other reports and statements filed by the Company with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “core pre-provision earnings”, “tangible book value”, “tangible book value per common share”, “core efficiency ratio”, “Tier 1 capital to average assets”, “Tier 1 capital to risk weighted assets”, “tangible common equity to tangible assets”, “net interest margin excluding purchase accounting accretion”, “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our non‑GAAP financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, core deposit intangibles and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Torry Berntsen President and Chief Operating Officer (972) 562-9004 tberntsen@ibtx.com	Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Eileen Ponce Marketing Director (469) 301-2706 eponce@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2014, September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Selected Income Statement Data
Interest income	$42,952	$36,940	$35,078	$25,162	$22,847
Interest expense	4,777	4,509	3,674	3,027	2,894
Net interest income	38,175	32,431	31,404	22,135	19,953
Provision for loan losses	1,751	976	1,379	1,253	883
Net interest income after provision for loan losses	36,424	31,455	30,025	20,882	19,070
Noninterest income	3,961	4,210	3,119	2,334	3,412
Noninterest expense	24,931	22,162	25,343	16,076	15,714
Net income	10,098	8,960	5,119	4,801	4,279
Preferred stock dividends	60	60	49	—	—
Net income available to common shareholders	10,038	8,900	5,070	4,801	4,279
Core net interest income (1)	37,187	32,259	30,967	21,772	19,886
Core Pre-Tax Pre-Provision Earnings (1)	18,003	15,266	14,683	8,652	8,141
Core Earnings (1)	10,889	9,546	9,020	4,972	4,870

Per Share Data (Common Stock)
Earnings:
Basic	$0.59	$0.54	$0.32	$0.38	$0.35
Diluted	0.59	0.54	0.32	0.38	0.35
Core earnings:
Basic (1)	0.64	0.58	0.57	0.40	0.40
Diluted (1)	0.64	0.58	0.57	0.39	0.40
Dividends	0.06	0.06	0.06	0.06	0.06
Book value	30.35	29.10	28.54	20.05	18.96
Tangible book value (1)	16.15	15.78	15.22	16.37	15.89
Common shares outstanding	17,032,669	16,370,313	16,370,707	12,592,935	12,330,158
Weighted average basic shares outstanding (4)	17,032,452	16,370,506	15,788,927	12,583,874	12,164,948
Weighted average diluted shares outstanding (4)	17,123,423	16,469,231	15,890,310	12,685,517	12,252,862

Selected Period End Balance Sheet Data
Total assets	$4,132,639	$3,746,682	$3,654,311	$2,353,675	$2,163,984
Cash and cash equivalents	324,047	249,769	192,528	97,715	93,054
Securities available for sale	206,062	235,844	249,856	204,539	194,038
Loans, held for sale	4,453	1,811	5,500	2,191	3,383
Loans, held for investment	3,201,084	2,890,924	2,844,543	1,893,082	1,723,160
Allowance for loan losses	18,552	16,840	16,219	14,841	13,960
Goodwill and core deposit intangible	241,912	218,025	217,954	46,388	37,852
Other real estate owned	4,763	4,084	3,788	2,909	3,322
Noninterest-bearing deposits	818,022	715,843	711,475	352,735	302,756
Interest-bearing deposits	2,431,576	2,097,817	2,141,943	1,537,942	1,407,563
Borrowings (other than junior subordinated debentures)	306,147	402,389	281,105	186,727	195,214
Junior subordinated debentures	18,147	18,147	18,147	18,147	18,147
Series A Preferred Stock	23,938	23,938	23,938	—	—
Total stockholders' equity	540,851	500,311	491,091	252,508	233,772

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended December 31, 2014, September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Selected Performance Metrics
Return on average assets	0.97%	0.95%	0.60%	0.84%	0.83%
Return on average equity (2)	7.65	7.60	4.68	7.90	7.61
Return on tangible equity (2)	14.08	14.32	8.27	9.84	9.00
Adjusted return on average assets (1)	1.74	1.65	1.73	1.51	1.58
Adjusted return on average equity (1) (2)	13.71	13.18	13.42	14.24	14.48
Adjusted return on tangible equity (1) (2)	15.27	15.36	14.72	10.19	10.24
Net interest margin	4.28	4.04	4.26	4.17	4.23
Adjusted net interest margin (3)	4.17	4.02	4.20	4.10	4.21
Efficiency ratio	59.17	60.48	73.41	65.70	67.25
Core efficiency ratio (1)	55.85	56.87	56.92	64.05	62.97

Credit Quality Ratios
Nonperforming assets to total assets	0.36%	0.33%	0.35%	0.51%	0.58%
Nonperforming loans to total loans	0.32	0.29	0.32	0.48	0.53
Nonperforming assets to total loans and other real estate	0.46	0.43	0.45	0.63	0.72
Allowance for loan losses to non-performing loans	183.43	200.83	177.86	162.96	152.39
Allowance for loan losses to total loans	0.58	0.58	0.57	0.78	0.81
Net charge-offs to average loans outstanding (annualized)	0.01	0.05	—	0.08	0.02

Capital Ratios
Tier 1 capital to average assets	8.15%	8.50%	9.07%	9.77%	10.71%
Tier 1 capital to risk-weighted assets (1)	9.83	10.34	10.21	11.96	12.64
Total capital to risk-weighted assets	12.59	13.36	11.00	13.08	13.83
Total stockholders' equity to total assets	13.09	13.35	13.44	10.73	10.80
Tangible common equity to tangible assets (1)	7.07	7.32	7.25	8.93	9.21

(1) Non-GAAP financial measures. See reconciliation.
(2) Excludes average balance of Series A preferred stock.
(3) Excludes income recognized on acquired loans of $988, $172, $437, $363 and $67, respectively.
(4) Total number of shares includes participating shares (those with dividend rights).

Independent Bank Group, Inc. and Subsidiaries
Annual Selected Financial Information
Years ended December 31, 2014 and 2013
(Unaudited)

	Years ended December 31,
	2014	2013
Per Share Data
Net income - basic	$1.86	$1.78
Net income - diluted	1.85	1.77
Pro forma net income - basic (1)	n/a	1.45
Pro forma net income - diluted (1)	n/a	1.44
Cash dividends	0.24	0.77
Book value	30.35	18.96

Outstanding Shares
Period-end shares	17,032,669	12,330,158
Weighted average shares - basic (2)	15,458,666	11,143,726
Weighted average shares - diluted (2)	15,557,120	11,212,194

Selected Annual Ratios
Return on average assets	0.87%	1.04%
Return on average equity	6.89	9.90
Pro forma return on average assets (1)	n/a	0.85
Pro forma return on average equity (1)	n/a	8.09
Net interest margin	4.19	4.30

(1) Pro forma information calculated and presented as if the Company had been a C Corporation the entire year.
(2) Total number of shares includes participating shares (those with dividends rights).

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three Months and Years Ended December 31, 2014 and 2013
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2014	2013	2014	2013
Interest income:
Interest and fees on loans	$41,824	$22,003	$135,461	$84,350
Interest on taxable securities	616	517	2,803	1,516
Interest on nontaxable securities	401	259	1,429	1,024
Interest on federal funds sold and other	111	68	439	324
Total interest income	42,952	22,847	140,132	87,214
Interest expense:
Interest on deposits	2,663	1,796	9,537	6,974
Interest on FHLB advances	886	828	3,678	3,303
Interest on repurchase agreements, notes payable and other borrowings	1,088	135	2,230	1,461
Interest on junior subordinated debentures	140	135	542	543
Total interest expense	4,777	2,894	15,987	12,281
Net interest income	38,175	19,953	124,145	74,933
Provision for loan losses	1,751	883	5,359	3,822
Net interest income after provision for loan losses	36,424	19,070	118,786	71,111
Noninterest income:
Service charges on deposit accounts	1,804	1,244	6,009	4,841
Mortgage fee income	1,176	623	3,953	3,743
Gain on sale of loans	—	—	1,078	—
Gain on sale of other real estate	12	1,334	71	1,507
Gain on sale of securities available for sale	362	—	362	—
Loss on sale of premises and equipment	—	(22)	(22)	(18)
Increase in cash surrender value of BOLI	282	108	972	348
Other	325	125	1,201	600
Total noninterest income	3,961	3,412	13,624	11,021
Noninterest expense:
Salaries and employee benefits	14,540	8,148	52,337	31,836
Occupancy	4,050	2,480	13,250	9,042
Data processing	660	378	2,080	1,347
FDIC assessment	551	259	1,797	500
Advertising and public relations	217	64	835	684
Communications	567	295	1,787	1,385
Net other real estate owned expenses (including taxes)	(26)	117	232	485
Operations of IBG Adriatica, net	—	206	23	806
Other real estate impairment	—	74	22	549
Core deposit intangible amortization	422	176	1,281	703
Professional fees	775	380	2,567	1,298
Acquisition expense, including legal	998	1,354	3,626	1,956
Other	2,177	1,783	8,675	7,080
Total noninterest expense	24,931	15,714	88,512	57,671
Income before taxes	15,454	6,768	43,898	24,461
Income tax expense	5,356	2,489	14,920	4,661
Net income	$10,098	$4,279	$28,978	$19,800
Pro Forma:
Income tax expense (1)	n/a	n/a	n/a	8,287
Net income	n/a	n/a	n/a	$16,174

(1) Pro forma information calculated and presented as if the Company had been a C Corporation during the 2013 YTD period.

Consolidated Balance Sheets
As of December 31, 2014 and 2013
(Dollars in thousands, except share information)
(Unaudited)

	December 31,
Assets	2014	2013
Cash and due from banks	$179,225	$27,408
Federal Reserve Excess Balance Account (EBA)	144,822	65,646
Cash and cash equivalents	324,047	93,054
Securities available for sale	206,062	194,038
Loans held for sale	4,453	3,383
Loans, net of allowance for loan losses	3,182,045	1,709,200
Premises and equipment, net	88,902	72,735
Other real estate owned	4,763	3,322
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	12,321	9,494
Bank-owned life insurance (BOLI)	39,784	21,272
Deferred tax asset	2,235	4,834
Goodwill	229,457	34,704
Core deposit intangible, net	12,455	3,148
Other assets	26,115	14,800
Total assets	$4,132,639	$2,163,984

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	818,022	302,756
Interest-bearing	2,431,576	1,407,563
Total deposits	3,249,598	1,710,319
FHLB advances	229,405	187,484
Repurchase agreements	4,012	—
Other borrowings	69,410	4,460
Other borrowings, related parties	3,320	3,270
Junior subordinated debentures	18,147	18,147
Other liabilities	17,896	6,532
Total liabilities	3,591,788	1,930,212
Commitments and contingencies
Stockholders’ equity:
Series A Preferred Stock	23,938	—
Common stock	170	123
Additional paid-in capital	476,609	222,116
Retained earnings	37,731	12,663
Accumulated other comprehensive income	2,403	(1,130)
Total stockholders’ equity	540,851	233,772
Total liabilities and stockholders’ equity	$4,132,639	$2,163,984

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended December 31, 2014 and 2013
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Three Months Ended December 31,
	2014			2013
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$3,144,680	$41,824	5.28%	$1,606,252	$22,003	5.43%
Taxable securities	166,963	616	1.46	125,773	517	1.63
Nontaxable securities	67,946	401	2.34	30,603	259	3.36
Federal funds sold and other	156,604	111	0.28	109,680	68	0.25
Total interest-earning assets	3,536,193	$42,952	4.82	1,872,308	$22,847	4.84
Noninterest-earning assets	562,478			170,647
Total assets	$4,098,671			$2,042,955
Interest-bearing liabilities:
Checking accounts	$1,172,753	$1,275	0.43%	$766,862	$965	0.50%
Savings accounts	147,052	72	0.19	118,486	94	0.31
Money market accounts	189,119	115	0.24	52,253	32	0.24
Certificates of deposit	818,615	1,201	0.58	379,576	705	0.74
Total deposits	2,327,539	2,663	0.45	1,317,177	1,796	0.54
FHLB advances	241,102	886	1.46	170,259	828	1.93
Repurchase agreements, notes payable and other borrowings	79,450	1,088	5.43	7,730	135	6.93
Junior subordinated debentures	18,147	140	3.06	18,147	135	2.95
Total interest-bearing liabilities	2,666,238	4,777	0.71	1,513,313	2,894	0.76
Noninterest-bearing checking accounts	871,493			294,585
Noninterest-bearing liabilities	16,202			11,944
Stockholders’ equity	544,738			223,113
Total liabilities and equity	$4,098,671			$2,042,955
Net interest income		$38,175			$19,953
Interest rate spread			4.11%			4.08%
Net interest margin			4.28			4.23
Average interest earning assets to interest bearing liabilities			132.63			123.72

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Years Ended December 31, 2014 and 2013
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Year Ended December 31,
	2014			2013
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$2,628,667	$135,461	5.15%	$1,502,817	$84,350	5.61%
Taxable securities	174,578	2,803	1.61	95,259	1,516	1.59
Nontaxable securities	57,825	1,429	2.47	31,247	1,024	3.28
Federal funds sold and other	99,083	439	0.44	112,841	324	0.29
Total interest-earning assets	2,960,153	$140,132	4.73	1,742,164	$87,214	5.01
Noninterest-earning assets	369,449			158,748
Total assets	$3,329,602			$1,900,912
Interest-bearing liabilities:
Checking accounts	$1,052,528	$4,797	0.46%	$734,475	$3,826	0.52%
Savings accounts	129,707	345	0.27	114,699	373	0.33
Money market accounts	123,392	347	0.28	50,661	135	0.27
Certificates of deposit	674,556	4,048	0.60	334,269	2,640	0.79
Total deposits	1,980,183	9,537	0.48	1,234,104	6,974	0.57
FHLB advances	242,695	3,678	1.52	165,354	3,303	2.00
Repurchase agreements, notes payable and other borrowings	40,179	2,230	5.55	17,255	1,461	8.47
Junior subordinated debentures	18,147	542	2.99	18,147	543	2.99
Total interest-bearing liabilities	2,281,204	15,987	0.70	1,434,860	12,281	0.86
Noninterest-bearing checking accounts	601,764			259,432
Noninterest-bearing liabilities	11,152			6,626
Stockholders’ equity	435,482			199,994
Total liabilities and equity	$3,329,602			$1,900,912
Net interest income		$124,145			$74,933
Interest rate spread			4.03%			4.15%
Net interest margin			4.19			4.30
Average interest earning assets to interest bearing liabilities			129.76			121.42

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of December 31, 2014 and 2013
(Dollars in thousands)
(Unaudited)

The following table sets forth loan totals by category as of the dates presented:
	December 31, 2014		December 31, 2013
	Amount	% of Total	Amount	% of Total
Commercial	$672,052	21.0%	$241,178	14.0%
Real estate:
Commercial real estate	1,450,434	45.2	843,436	48.9
Commercial construction, land and land development	334,964	10.5	130,320	7.5
Residential real estate (1)	518,478	16.2	342,037	19.8
Single-family interim construction	138,278	4.3	83,144	4.8
Agricultural	38,822	1.2	40,558	2.3
Consumer	52,267	1.6	45,762	2.7
Other	242	—	108	—
Total loans	3,205,537	100.0%	1,726,543	100.0%
Deferred loan fees	(487)		—
Allowance for losses	(18,552)		(13,960)
Total loans, net	$3,186,498		$1,712,583
(1) Includes loans held for sale at December 31, 2014 and 2013 of $4,453 and $3,383, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended December 31, 2014, September 30, 2014, June 30, 2014, March 31, 2014 and December 31, 2013
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Net Interest Income - Reported	(a)	$38,175	$32,431	$31,404	$22,135	$19,953
Income recognized on acquired loans		(988)	(172)	(437)	(363)	(67)
Adjusted Net Interest Income	(b)	37,187	32,259	30,967	21,772	19,886
Provision Expense - Reported	(c)	1,751	976	1,379	1,253	883
Noninterest Income - Reported	(d)	3,961	4,210	3,119	2,334	3,412
Gain on sale of loans		—	(1,078)	—	—	—
Gain on sale of OREO		(12)	(20)	—	(39)	(1,334)
Gain on sale of securities		(362)	—	—	—	—
Loss on Sale of PP&E		—	22	—	—	22
Adjusted Noninterest Income	(e)	3,587	3,134	3,119	2,295	2,100
Noninterest Expense - Reported	(f)	24,931	22,162	25,343	16,076	15,714
Adriatica Expenses		—	—	—	(23)	(206)
OREO Impairment		—	(22)	—	—	(74)
IPO related stock grant and bonus expense		(156)	(156)	(156)	(162)	(235)
Registration statements		(163)	(456)	—	—	—
Core system conversion implementation expenses		—	—	(265)	—	—
Acquisition Expense (4)		(1,841)	(1,401)	(5,519)	(476)	(1,354)
Adjusted Noninterest Expense	(g)	22,771	20,127	19,403	15,415	13,845
Pre-Tax Pre-Provision Earnings	(a) + (d) - (f)	$17,205	$14,479	$9,180	$8,393	$7,651
Core Pre-Tax Pre-Provision Earnings	(b) + (e) - (g)	$18,003	$15,266	$14,683	$8,652	$8,141
Core Earnings (2)	(b) - (c) + (e) - (g)	$10,889	$9,546	$9,020	$4,972	$4,870
Reported Efficiency Ratio	(f) / (a + d)	59.17%	60.48%	73.41%	65.70%	67.25%
Core Efficiency Ratio	(g) / (b + e)	55.85%	56.87%	56.92%	64.05%	62.97%
Adjusted Return on Average Assets (1)		1.74%	1.65%	1.73%	1.51%	1.58%
Adjusted Return on Average Equity (1)		13.71%	13.18%	13.42%	14.24%	14.48%
Total Average Assets		$4,098,671	$3,721,323	$3,403,619	$2,330,932	$2,042,955
Total Average Stockholders' Equity (3)		$520,800	$464,528	$438,713	$246,407	$223,113
(1) Calculated using core pre-tax pre-provision earnings
(2)  Assumes actual effective tax rate of 33.0%, 33.2%, 32.2%, 32.8% and 32.9%, respectively. December 31, 2014, September 30, 2014, June 30, 2014 and December 31, 2013 tax rate adjusted for effect of non-deductible acquisition expenses.

(3) Excludes average balance of Series A preferred stock.
(4) Acquisition expenses include $843 thousand, $772 thousand and $3.996 million of compensation and bonus expenses in addition to $998 thousand, $629 thousand and $1.523 million of merger-related expenses for the quarters ended December 31, 2014, September 30, 2014 and June 30, 2014, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of December 31, 2014 and 2013
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value Per Common Share
	December 31,
	2014	2013
Tangible Common Equity
Total common stockholders' equity	$516,913	$233,772
Adjustments:
Goodwill	(229,457)	(34,704)
Core deposit intangibles	(12,455)	(3,148)
Tangible common equity	$275,001	$195,920
Tangible assets	$3,890,727	$2,126,132
Common shares outstanding	17,032,669	12,330,158
Tangible common equity to tangible assets	7.07%	9.21%
Book value per common share	$30.35	$18.96
Tangible book value per common share	16.15	15.89

Tier 1 Capital to Risk-Weighted Assets Ratio
	December 31,
	2014	2013
Tier 1 Common Equity
Total common stockholders' equity - GAAP	$516,913	$233,772
Adjustments:
Unrealized (gain) loss on available-for-sale securities	(2,403)	1,130
Goodwill	(229,457)	(34,704)
Other intangibles	(12,455)	(3,148)
Qualifying Restricted Core Capital Elements (TRUPS)	17,600	17,600
Tier 1 common equity	$290,198	$214,650
Preferred Stock	23,938	—
Tier 1 Equity	$314,136	$214,650
Total Risk-Weighted Assets
On balance sheet	$3,059,172	$1,637,117
Off balance sheet	136,241	60,397
Total risk-weighted assets	$3,195,413	$1,697,514
Total common stockholders' equity to risk-weighted assets ratio	16.18%	13.77%
Tier 1 equity to risk-weighted assets ratio	9.83	12.64
Tier 1 common equity to risk-weighted assets ratio	9.08	12.64